UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 22, 2026

Atlas Energy Solutions Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-41828	93-2154509
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5918 W. Courtyard Drive Suite 500
Austin, Texas	78730
(Address of Principal Executive Offices)	(Zip Code)

Registrant's Telephone Number, Including Area Code: (512) 220-1200

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.01 per share	AESI	New York Stock Exchange NYSE Texas, Inc.

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement.

Bridge Loan Credit Agreement

On October 22, 2026 (the “Effective Date”), Atlas Energy Solutions ProjectCo, LLC (the “Borrower”), a Texas limited liability company and an indirect wholly owned subsidiary of Atlas Energy Solutions Inc. (the “Company”), and certain of its affiliates entered into a credit agreement (the “Credit Agreement”) with Goldman Sachs Bank USA, as administrative agent (“GS”), and the lenders party thereto (collectively, the “Lenders”), pursuant to which the Lenders committed to provide term loans in an aggregate principal amount of up to $424 million, with the ability to request up to $286 million of incremental commitments, subject to lender consent and other conditions. The Borrower expects to use the proceeds of such term loans to finance the purchase of certain qualifying equipment for two power generation projects, to reimburse affiliates for certain equipment costs previously funded and to pay related fees and expenses.

Borrowings under the Credit Agreement bear interest, at the Borrower’s option, at a rate equal to either (i) Adjusted Term SOFR Rate plus 2.50% or (ii) the Alternate Base Rate plus 1.50% (each as defined in the Credit Agreement), with each margin increasing by 0.50% beginning six months after the Effective Date. The Borrower is also required to pay a commitment fee of 0.50% per annum on undrawn commitments and a duration fee of 0.50% of the aggregate commitments on each six-month anniversary of the Effective Date on which loans remain outstanding.

The Credit Agreement contains certain covenants that the Company considers customary for a facility of this type, including, but not limited to, limitations on the Borrower’s and certain of its subsidiaries’ incurrence of additional debt, granting of liens, and making dispositions, investments and restricted payments. The Credit Agreement does not include financial maintenance covenants.

The Borrower is required to make prepayments with payments received under the cost reimbursement agreements supporting the financed equipment, the proceeds of certain indebtedness, including long-term project financing, upon the issuance of certain equity securities, and upon certain asset dispositions and casualty events. The outstanding amounts under the Credit Agreement will mature 180 days after the Effective Date, subject to a one-time option to extend the maturity by 184 days upon the satisfaction of certain conditions, including the consent of the Lenders.

To secure borrowings under the Credit Agreement, the Borrower and certain of its subsidiaries have pledged substantially all of their assets and the Borrower’s direct parent has pledged the equity interests of the Borrower as collateral to GS for the benefit of the Lenders. The Borrower’s obligations under the Credit Agreement are guaranteed on an unsecured basis by the Company.

Borrowings under the Credit Agreement are subject to acceleration upon the occurrence of events of default that the Company considers customary, including, among others, the failure to pay principal or interest, violation of covenants, default on other indebtedness and the termination of certain material contracts.

The foregoing description of the Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Credit Agreement, a copy of which will be filed as an exhibit to the Company’s next Quarterly Report on Form 10-Q.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

Item 7.01.	Regulation FD Disclosure.

On October 22, 2026, the Company issued a press release announcing entry into the Credit Agreement. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated by reference into this Item 7.01.

In accordance with General Instruction B.2 of Form 8-K, the information contained in this Current Report on Form 8-K under this Item 7.01 is deemed to be “furnished” solely pursuant to Item 7.01 of Form 8-K and shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or otherwise subject to the liabilities of that section, nor shall such information be deemed incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such a filing.

Item 9.01.	Financial Statements and Exhibits.

(d)        Exhibits.

Exhibit Number	Description of Exhibit
99.1	Press Release, dated October 22, 2026.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ATLAS ENERGY SOLUTIONS INC.
Date: October 22, 2026
	By:	/s/ John Turner
Name: John Turner
Title: President and Chief Executive Officer

4